Exhibit 8

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of December 21st, 2022, is entered into among Concord IP2 Ltd., Elderhill Corporation, Leonite Capital LLC, Leonite Fund I, LP, Camac Partners, LLC, Camac Capital, LLC, Camac Fund, LP, David Delaney, Avi Geller, and Eric Shahinian (each a “Seller” and collectively the “Sellers”), and Pasithea Therapeutics Corp. (the “Buyer” or the “Company”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, pursuant to that certain settlement and cooperation agreement dated December 9, 2022, between the Sellers and the Buyer (the “Settlement and Cooperation Agreement”), the Sellers and Buyer agreed to the sale by the Sellers to the Buyer of shares of common stock of the Company; and

WHEREAS, each Seller wishes to sell to Buyer, and Buyer wishes to purchase from each Seller, the shares of common stock of the Company set forth on Schedule A hereto (the “Shares”), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, each Seller shall sell to Buyer, and Buyer shall purchase from each Seller, the applicable Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”).

Section 1.02 Purchase Price. The purchase price for the Shares payable to each Seller is set forth on Schedule A hereto (each a “Purchase Price”). Buyer shall pay the respective Purchase Price to each Seller at the Closing in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth on Schedule A hereto.

ARTICLE II

CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of McDermott Will & Emery LLP, One Vanderbilt Avenue, New York, NY 10017-3852, or remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Eastern Time on the Closing Date.

Section 2.02 Seller Closing Deliverables. At the Closing, each Seller shall, as applicable, (i) deliver to Buyer Share certificates evidencing the Shares (or make appropriate arrangements for book entry transfer to Buyer) or (ii) issue irrevocable instructions to transfer the shares to the applicable balance account at DTC, registered in the name of the Buyer or its nominee, for the Shares, in either case, free and clear of all Encumbrances duly endorsed and accompanied by stock powers or other instruments of transfer duly executed.

Section 2.03 Buyer’s Deliveries. At the Closing, Buyer shall deliver to each Seller the respective Purchase Price payable to such Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean, with respect to any Seller that is not executing in his or her personal capacity, the actual knowledge of any director or officer of the respective Seller, after due inquiry.

Section 3.01 Organization and Authority of Seller. To the extent Seller is not executing in his or her personal capacity, such Seller is duly organized, validly existing, and in good standing under the Laws (as defined in Section 3.03) of the state of its incorporation. Such Seller has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. To the extent Seller is not executing in his or her personal capacity, the execution and delivery by such Seller of this Agreement, the performance by such Seller of its obligations hereunder, and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement constitutes the legal, valid, and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

Section 3.02 Shares. Such Seller owns the Shares set forth on Schedule A hereto, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

Section 3.03 No Conflicts or Consents. The execution, delivery, and performance by such Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) to the extent Seller is not executing in his or her personal capacity, violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of such Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to such Seller; (c) require the consent, notice, or filing with any person or require any permit, license, or Governmental Order; or (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral, to which such Seller is a party or by which such Seller is bound or to which any of its properties and assets are subject.

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Section 3.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

Section 3.05 Full Disclosure. No representation or warranty by any Seller (with respect to itself) in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes the legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; (c) require the consent, notice, declaration, or filing with any Person or require any Permit, license, or Governmental Order.

Section 4.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, which will result in the obligation of Seller or any of its affiliates to pay any brokerage, finder’s, or other fee or commission.

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ARTICLE V

TAX MATTERS

Section 5.01 Tax Covenants. All transfer, documentary, sales, use, stamp, registration, value added, and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the Company, except any and all taxes related to gain, income or profit from the sale of their respective shares shall be borne exclusively by such Seller and the Buyer shall have no such liability with respect thereto. Each Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

ARTICLE VI

INDEMNIFICATION

Section 6.01 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VI, each Seller shall, severally and not jointly, indemnify and defend Buyer (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all actual direct losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of such Seller contained in this Agreement (other than in Section 3.05); or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by such Seller pursuant to this Agreement.

Section 6.02 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall indemnify each Seller (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all actual direct losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 6.03 Limitations on Liability.

(a) With respect to the indemnification obligations of each Seller pursuant to Section 6.01, such obligations shall not exceed the Purchase Price actually received by such Seller.

(b) With respect to the indemnification obligations of Buyer pursuant to Section 6.02, such obligations shall not exceed the aggregate Purchase Price.

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Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). The Indemnified Party shall be entitled to participate in the defense of any such claim, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such claim, the Indemnified Party may, but shall not be obligated to, defend against (but not settle) such claim in such manner as it may deem appropriate. In the event the Indemnified Party, pursuant to the immediately preceding sentence, assumes the defense and/or settlement of such Action, the Indemnifying Party shall bear and be responsible for all costs and expenses (including but not limited to attorney’s fees and expenses) in connection with the assumption by Indemnified Party of such defense and/or settlement of such Action. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). For the avoidance of doubt, only direct claims (and not third party claims) will be indemnifiable matters under this Article VI or this Agreement. Notwithstanding anything to the contrary in this Agreement, this Article VI shall constitute the sole and exclusive remedy of the Indemnified Parties for any indemnifiable matters pursuant to Section 6.01 or Section 6.02.

Section 6.05 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein and all related rights to indemnification shall survive the Closing until the one-year anniversary of the Closing (except for the representations and warranties in Section 3.05, which shall not survive the Closing). Subject to ARTICLE V, all covenants and agreements of the parties contained herein shall survive the Closing until performed. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 6.06 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of taxes of the Company shall be governed exclusively by Article V hereof.

Section 6.07 Cumulative Remedies. The rights and remedies provided for in this ARTICLE VI (and in Article V) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Expenses. Subject to the terms of in the Settlement and Cooperation Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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Section 7.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	To the addresses set forth on Schedule A hereto.

If to Buyer:	Pasithea Therapeutics Corp.
1111 Lincoln Road, Suite 500
Miami, Florida 33139
Attention: Tiago Reis Marques
E-mail: tiago@pasithea.com

with a copy (which shall not	McDermott Will & Emery LLP
constitute notice) to:	One Vanderbilt Avenue
New York, New York 10017
Attention: Robert Cohen
Email: rcohen@mwe.com

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement and the Settlement and Cooperation Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Settlement and Cooperation Agreement, the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

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Section 7.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the city of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers/representatives or in their individual capacity, as applicable.

PASITHEA THERAPEUTICS CORP.

By:	/s/ Tiago Reis Marques
Name:	Tiago Reis Marques
Title:	Chief Executive Officer

CONCORD IP2 LTD.

By:	/s/ David Delaney
Name:	David Delaney
Title:	President

ELDERHILL CORPORATION

By:	/s/ David Delaney
Name:	David Delaney
Title:	President

LEONITE CAPITAL LLC

By:	/s/ Avi Geller
Name:	Avi Geller
Title:	CIO

LEONITE FUND I, LP

By:	Leonite Advisors LLC, its general partner

By:	/s/ Avi Geller
Name:	Avi Geller
Title:	Managing Member of the GP

CAMAC PARTNERS, LLC

By:	Camac Capital, LLC, its general partner

By:	/s/ Eric Shahinian
Name:	Eric Shahinian
Title:	Managing Member of the GP

CAMAC CAPITAL, LLC

By:	/s/ Eric Shahinian
Name:	Eric Shahinian
Title:	Managing Member

CAMAC FUND, LP.

By:	Camac Capital, LLC, its general partner

By:	/s/ Eric Shahinian
Name:	Eric Shahinian
Title:	Managing Member of the GP

DAVID DELANEY

/s/ David Delaney

AVI GELLER

/s/ Avi Geller

ERIC SHAHINIAN

/s/ Eric Shahinian

SCHEDULE A

[INTENTIONALLY OMITTED]